Filed Pursuant to Rule 433

Registration No. 333-238617-02

February 26, 2021

PRICING TERM SHEET

(to Preliminary Prospectus Supplement dated February 26, 2021)

Issuer:	CenterPoint Energy Resources Corp.

Legal Format:	SEC Registered

Anticipated Ratings*:	A3 (negative) / BBB+ (stable) / A- (stable) (Moody’s/S&P/Fitch)

Security:	0.70% Senior Notes due 2023	Floating Rate Senior Notes due 2023

Size:	$700,000,000	$1,000,000,000

Maturity Date:	March 2, 2023	March 2, 2023

Interest Payment Dates:	Semi-annually in arrears on March 2 and September 2, commencing September 2, 2021	Quarterly in arrears on March 2, June 2, September 2 and December 2, commencing June 2, 2021

Coupon Rate:	0.70%	Three-month LIBOR plus 50 basis points per annum, payable quarterly in arrears and reset quarterly. The coupon rate that will be in effect on the settlement date will be determined on March 1, 2021.

Price to Public:	99.903%	100%

Optional Redemption:	Redeemable at any time on or after September 2, 2021, in whole or in part, at 100% of the principal amount, plus any accrued and unpaid interest.	Redeemable at any time on or after September 2, 2021, in whole or in part, at 100% of the principal amount, plus any accrued and unpaid interest.

Interest Reset Dates:	N/A	Each March 2, June 2, September 2 and December 2, commencing June 2, 2021.

Benchmark Treasury:	0.125% due January 31, 2023	N/A

Benchmark Treasury Yield:	0.149%	N/A

Spread to Benchmark Treasury:	+60 basis points	N/A

Re-offer Yield:	0.749%	N/A

Trade Date:	February 26, 2021

Expected Settlement Date:	March 2, 2021 (T+2)

CUSIP:	15189W AM2	15189W AN0

Joint Book-Running Managers:	J.P. Morgan Securities LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Manager:	Drexel Hamilton, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 and Wells Fargo Securities, LLC toll free at 1-800-645-3751.